Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Barbara K. Hembree
Date: February 22, 2008	317.465.0445
bhembree@fhlbi.com

Federal Home Loan Bank of Indianapolis Announces

Two New Board Members

Indianapolis, IN…On February 19, 2008, the Board of Directors of the Federal Home Loan Bank of Indianapolis (FHLBI) elected Paul D. Borja, Executive Vice President and Chief Financial Officer of Flagstar Bank, Troy, Michigan, to fill the unexpired director term of Mark A. Hoppe, who had been elected by the Michigan shareholders to a term ending December 31, 2010. Mr. Hoppe became ineligible to serve as a director of the FHLBI when he ceased being an officer of a member institution.

At Flagstar Bancorp, Inc., Mr. Borja has served as Executive Vice President of the company and the bank since May 2, 2005, and also as its Chief Financial Officer since June 20, 2005. Previously, he was a partner with the law firm Kutak Rock LLP, Washington, DC, from 1997 through 2005.

Mr. Borja received his master’s degree in tax law from Georgetown University in 1991, his law degree from Georgetown University in 1990, and his bachelor’s degree in accounting from the University of Notre Dame in 1982.

Also on February 19, 2008, the Federal Housing Finance Board announced the appointment of Elliot A. Spoon, Esq. to one of the two open appointed director positions on the FHLBI’s board for a term ending December 31, 2010. Mr. Spoon is Of Counsel with Jaffe, Raitt, Heuer & Weiss, PC, a law firm in Detroit, Michigan, and also is a professor at Michigan State University DCL College of Law.

Mr. Spoon graduated cum laude with a JD from the University of Michigan in 1975, having earned his bachelor’s degree with high distinction from the University of Michigan in 1973.

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Building Partnerships, Serving Communities.

The Federal Home Loan Bank of Indianapolis (FHLBI) is one of 12 regional banks that make up the Federal Home Loan Bank System. FHLBanks are government-sponsored enterprises created by Congress to ensure access to low-cost funding for their member financial institutions. FHLBanks are privately capitalized and funded, and receive no Congressional appropriations. The FHLBI is owned by its financial institution members, which include commercial banks, credit unions, insurance companies, and savings banks headquartered in Indiana and Michigan. For more information about the FHLBI and its Affordable Housing Program, visit www.fhlbi.com.